Exhibit 21

LIST OF SUBSIDIARIES OF THE SMALL BUSINESS ISSUER

Name of Subsidiary	Jurisdiction of Incorporation	Names under which Subsidiary Does Business
The Art Channel, Inc.	Texas	The Art Channel, Inc.
Art Channel Galleries
Art Channel Network